Filed pursuant to Rule 433(d)

Registration Nos. 333-228964 and 333-228964-06

FINAL TERM SHEET, dated March 10, 2022

$1,224,026,000

John Deere Owner Trust 2022

Issuing Entity

$312,472,000	Class A-1	0.88886% Asset Backed Notes
$387,877,000	Class A-2	1.90% Asset Backed Notes
$437,682,000	Class A-3	2.32% Asset Backed Notes
$85,995,000	Class A-4	2.49% Asset Backed Notes

John Deere Receivables LLC, Seller and Depositor

John Deere Capital Corporation, Sponsor and Servicer

	Class A-1 Notes(1)	Class A-2 Notes(1)	Class A-3 Notes(1)	Class A-4 Notes(1)
Principal Amount	$312,472,000	$387,877,000	$437,682,000	$85,995,000
Per Annum Interest Rate	0.88886%	1.90%	2.32%	2.49%
Final Scheduled Payment Date	March 15, 2023	October 15, 2024	September 15, 2026	January 16, 2029
Initial Public Offering Price	100.00000%	99.99453%	99.97788%	99.99015%
Ratings (Moody’s/Fitch)	P-1/F1+	Aaa/AAA	Aaa/AAA	Aaa/AAA
Payment Date	Monthly, beginning April 15, 2022 (subject to the business day convention)	Monthly, beginning April 15, 2022 (subject to the business day convention)	Monthly, beginning April 15, 2022 (subject to the business day convention)	Monthly, beginning April 15, 2022 (subject to the business day convention)
Weighted Average Life(2)	0.28	1.02	2.36	3.41
CUSIP	47787J AA6	47787J AB4	47787J AC2	47787J AD0

(1)

Subject to the considerations set forth in the preliminary prospectus, the Notes are generally eligible for purchase by or on behalf of employee benefit plans subject to the Employee Retirement Income Security Act of 1974, as amended, and other similar retirement plans and arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended.

(2)	Pricing speed: 16% CPR (with a 10% clean-up call).

Trade Date: March 10, 2022
Expected Settlement Date: March 16, 2022
Initial Note Value: $1,255,411,597.57 (discount rate: 5.10%)
Initial Overcollateralization Amount: $31,385,598
Initial Reserve Account Deposit: $12,554,116
Specified Reserve Account Balance: $12,554,116

BofA Securities	Citigroup	HSBC	RBC Capital Markets

Barclays		TD Securities

The Depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Depositor has filed with the SEC for more complete information about the Depositor, the issuing entity, and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the Depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322.

This free writing prospectus does not contain all information that is required to be included in the prospectus.